EXHIBIT 99.1

Zoetis Reports Fourth Quarter and Full Year 2018 Results

•	For Fourth Quarter 2018, Zoetis Reports Revenue of $1.6 Billion, Growing 7%, and Net Income of $345 Million, or $0.71 per Diluted Share, on a Reported Basis

◦	Reports Adjusted Net Income of $382 Million, or Adjusted Diluted EPS of $0.79, for Fourth Quarter 2018

◦	Delivers 11% Operational Growth in Revenue and 21% Operational Growth in Adjusted Net Income for Fourth Quarter 2018

•	For Full Year 2018, Zoetis Reports Revenue of $5.8 Billion, Growing 10%, and Net Income of $1.4 Billion, or $2.93 per Diluted Share, on a Reported Basis

◦	Reports Adjusted Net Income of $1.5 Billion, or Adjusted Diluted EPS of $3.13, for Full Year 2018

◦	Delivers 10% Operational Growth in Revenue and 31% Operational Growth in Adjusted Net Income for Full Year 2018

•	Provides Full Year 2019 Revenue Guidance of $6.175 - $6.300 Billion, with Diluted EPS of $2.83 - $2.99 on a Reported Basis, or $3.42 - $3.52 on an Adjusted Basis

PARSIPPANY, N.J. - Feb. 14, 2019 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the fourth quarter and full year 2018 and provided full year guidance for 2019. Financial results for the quarter and year include the impact of the acquisition of Abaxis.

The company reported revenue of $1.6 billion for the fourth quarter of 2018, which was an increase of 7% compared with the fourth quarter of 2017. Net income for the fourth quarter of 2018 was $345 million, or $0.71 per diluted share, compared with $81 million, or $0.16 per diluted share, in the fourth quarter of 2017.

Adjusted net income1 for the fourth quarter of 2018 was $382 million, or $0.79 per diluted share, an increase of 12% and 14%, respectively. Adjusted net income for the fourth quarter of 2018 excludes the net impact of $37 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

On an operational2 basis, revenue for the fourth quarter of 2018, excluding the impact of foreign exchange, increased 11% compared with the fourth quarter of 2017. Adjusted net income for the fourth quarter of 2018 increased 21% operationally, excluding the impact of foreign exchange.

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For full year 2018, the company reported revenue of $5.8 billion, an increase of 10% compared with full year 2017. Net income for full year 2018 was $1.4 billion, or $2.93 per diluted share, an increase of 65% and 67%, respectively.

Adjusted net income for full year 2018 was $1.5 billion, or $3.13 per diluted share, an increase of 29% and 30%, respectively. Adjusted net income for full year 2018 excludes the net impact of $97 million for purchase accounting adjustments, acquisition-related costs and certain significant items.

On an operational basis, revenue for full year 2018 increased 10%, excluding the impact of foreign exchange. Adjusted net income for full year 2018 increased 31% operationally, excluding the impact of foreign exchange.

EXECUTIVE COMMENTARY
“Zoetis delivered another year of strong performance in 2018 and executed on investment plans that continue to strengthen our product portfolio across the continuum of care,” said Juan Ramón Alaix, Chief Executive Officer of Zoetis. “We achieved operational revenue growth for the year of 10%, growing revenue across all of our core species, major markets and therapeutic areas. We also grew our adjusted net income faster than sales, at 31% operationally, as we continue to deliver on our long-term value proposition.”

“Looking ahead, we will continue to build on our strategic investment plans to support the growth of our core business, and in evolving spaces such as diagnostics, devices, digital and data analytics. For full year 2019, we expect operational growth of 7.5% to 9.5% in revenue and 8% to 11% in adjusted net income. We remain committed to funding investments that will help us maintain our leadership and growth, while returning excess capital to shareholders.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two regional segments: the United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs. In the fourth quarter of 2018:

•
Revenue in the U.S. segment was $809 million, an increase of 14% compared with the fourth quarter of 2017. Sales of companion animal products grew 26% driven primarily by the acquisition of Abaxis, our key dermatology portfolio, and new products, including Simparica®. Growth in our companion animal business was partially offset by lower sales of certain in-line products due to anticipated competition. Sales of livestock products grew 3% in the quarter with all species contributing to growth. Growth in our cattle business was primarily due to higher sales of premium products, as well as competitor supply constraints. Poultry business

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growth was largely due to increased sales of alternatives to antibiotic medicated feed additives, while our swine business growth was the result of promotional efforts that drove increased demand across our therapeutic portfolio.

•
Revenue in the International segment was $727 million, a decrease of 2% on a reported basis and an increase of 5% operationally compared with the fourth quarter of 2017. Sales of companion animal products grew 7% on a reported basis and 14% on an operational basis. Growth resulted primarily from the acquisition of Abaxis, parasiticides (Simparica for dogs and Stronghold® Plus for cats), and increased sales across our key dermatology portfolio. Sales of livestock products declined 6% on a reported basis and grew 2% operationally; poultry, swine and fish all exhibited growth, while cattle was relatively flat in the quarter. Increased revenue in poultry products was the result of solid performance in other emerging markets, including Egypt and Indonesia. Growth in our swine business was largely driven by the recently launched Suvaxyn® PCV combo and PRRS vaccines in Europe, as well as strong demand for our products in other emerging markets. Our fish business grew due to market share gains of our PD vaccines in both the UK and Norway, as well as the continued growth of our LiVac® SRS vaccine in Chile.

Zoetis continues to drive demand and strengthen its diverse portfolio through product lifecycle innovations, as well as expansion of key products into new geographies. Since our last quarterly earnings announcement:

•
Zoetis received approval in the U.S. and Canada for Revolution® Plus (selamectin and sarolaner topical solution), a new combination topical product for cats and kittens that provides parasite protection against fleas, ticks, ear mites, roundworms, hookworms and heartworms. Revolution Plus combines the proven broad-spectrum protection of selamectin with the advanced flea- and tick-killing power of sarolaner. This first-of-its-kind product exemplifies Zoetis’ dedication to innovation in parasiticides and builds on the 20-year trusted legacy of feline Revolution.

•
The company also continued to bring its newest leading canine products to additional markets. Cytopoint® (lokivetmab), a monoclonal antibody that is part of Zoetis’ canine dermatology portfolio, and Simparica, an oral flea and tick medication for dogs, both received additional approvals in countries in Asia and the Middle East.

FINANCIAL GUIDANCE
Zoetis is providing full year 2019 guidance, which includes:

•	Revenue between $6.175 billion to $6.300 billion

•	Reported diluted EPS between $2.83 to $2.99

•	Adjusted diluted EPS between $3.42 to $3.52

This guidance reflects foreign exchange rates as of late January. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (ET) today, during which company executives will review fourth quarter and full year 2018 results, discuss financial guidance and respond

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to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://investor.zoetis.com/events-presentations. A replay of the webcast will be archived and made available on Feb. 14, 2019.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 65 years of experience in animal health, Zoetis discovers, develops, manufactures and commercializes medicines, vaccines and diagnostic products, which are complemented by biodevices, genetic tests and a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2018, the company generated annual revenue of $5.8 billion with approximately 10,000 employees. For more information, visit www.zoetis.com.

1 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

2 Operational revenue growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, expectations regarding products, expectations regarding the performance of acquired companies and our ability to integrate new businesses, expectations regarding the financial impact of acquisitions, future use of cash and dividend payments, tax rate and tax regimes, changes in the tax regimes and laws in other jurisdictions, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share and operational results (which exclude the impact of foreign exchange), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contact:
Elinore White	Steve Frank
1-973-443-2835 (o)	1-973-822-7141 (o)
elinore.y.white@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Marissa Patel
1-973-443-2777 (o)	1-973-443-2996 (o)
kristen.seely@zoetis.com	marissa.patel@zoetis.com

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ZOETIS INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	Fourth Quarter			Full Year
	2018	2017	% Change	2018	2017	% Change
Revenue	$1,564	$1,460	7	$5,825	$5,307	10
Costs and expenses:
Cost of sales(b)	544	457	19	1,911	1,775	8
Selling, general and administrative expenses(b)	420	361	16	1,484	1,334	11
Research and development expenses(b)	125	110	14	432	382	13
Amortization of intangible assets(c)	39	23	70	117	91	29
Restructuring charges and certain acquisition-related costs	14	12	17	68	19	*
Interest expense	59	50	18	206	175	18
Other (income)/deductions–net	(55)	17	*	(83)	6	*
Income before provision for taxes on income	418	430	(3)	1,690	1,525	11
Provision for taxes on income	73	350	(79)	266	663	(60)
Net income before allocation to noncontrolling interests	345	80	*	1,424	862	65
Less: Net (loss)/income attributable to noncontrolling interests	—	(1)	(100)	(4)	(2)	100
Net income attributable to Zoetis	$345	$81	*	$1,428	$864	65

Earnings per share—basic	$0.72	$0.17	*	$2.96	$1.76	68

Earnings per share—diluted	$0.71	$0.16	*	$2.93	$1.75	67

Weighted-average shares used to calculate earnings per share (in thousands)
Basic	480,603	487,323		483,063	489,918
Diluted	484,479	491,022		486,898	493,161

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

(a)
The consolidated statements of income present the three and twelve months ended December 31, 2018 and 2017. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2018 and 2017.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to finite-lived acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter Ended December 31, 2018
	GAAP Reported(a)	Purchase Accounting Adjustments(1)	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(b)
Cost of sales(c)	$544	$(14)	$—	$(4)	$526
Gross profit	1,020	14	—	4	1,038
Selling, general and administrative expenses(c)	420	(18)	—	(1)	401
Research and development expenses(c)	125	(1)	—	—	124
Amortization of intangible assets(d)	39	(34)	—	—	5
Restructuring charges and certain acquisition-related costs	14	—	(22)	8	—
Other (income)/deductions–net	(55)	—	—	42	(13)
Income before provision for taxes on income	418	67	22	(45)	462
Provision for taxes on income	73	16	4	(13)	80
Net income attributable to Zoetis	345	51	18	(32)	382
Earnings per common share attributable to Zoetis–diluted	0.71	0.11	0.04	(0.07)	0.79

	Quarter Ended December 31, 2017
	GAAP Reported(a)	Purchase Accounting Adjustments(1)	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(b)
Cost of sales(c)	$457	$(2)	$—	$(1)	$454
Gross profit	1,003	2	—	1	1,006
Selling, general and administrative expenses(c)	361	(1)	—	(1)	359
Research and development expenses(c)	110	—	—	—	110
Amortization of intangible assets(d)	23	(19)	—	—	4
Restructuring charges and certain acquisition-related costs	12	—	(2)	(10)	—
Other (income)/deductions–net	17	—	—	(3)	14
Income before provision for taxes on income	430	22	2	15	469
Provision for taxes on income	350	21	—	(242)	129
Net income attributable to Zoetis	81	1	2	257	341
Earnings per common share attributable to Zoetis–diluted	0.16	—	—	0.53	0.69
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Twelve Months Ended December 31, 2018
	GAAP Reported(a)	Purchase Accounting Adjustments(1)	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(b)
Cost of sales(c)	$1,911	$(27)	$—	$(8)	$1,876
Gross profit	3,914	27	—	8	3,949
Selling, general and administrative expenses(c)	1,484	(32)	—	(2)	1,450
Research and development expenses(c)	432	(2)	—	—	430
Amortization of intangible assets(d)	117	(101)	—	—	16
Restructuring charges and certain acquisition-related costs	68	—	(63)	(5)	—
Other (income)/deductions–net	(83)	—	—	58	(25)
Income before provision for taxes on income	1,690	162	63	(43)	1,872
Provision for taxes on income	266	43	13	29	351
Net income attributable to Zoetis	1,428	119	50	(72)	1,525
Earnings per common share attributable to Zoetis–diluted	2.93	0.24	0.10	(0.14)	3.13

	Twelve Months Ended December 31, 2017
	GAAP Reported(a)	Purchase Accounting Adjustments(1)	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(b)
Cost of sales(c)	$1,775	$(7)	$—	$(7)	$1,761
Gross profit	3,532	7	—	7	3,546
Selling, general and administrative expenses(c)	1,334	(5)	—	(4)	1,325
Research and development expenses(c)	382	(2)	—	—	380
Amortization of intangible assets(d)	91	(74)	—	—	17
Restructuring charges and certain acquisition-related costs	19	—	(10)	(9)	—
Other (income)/deductions–net	6	—	—	(5)	1
Income before provision for taxes on income	1,525	88	10	25	1,648
Provision for taxes on income	663	37	3	(238)	465
Net income attributable to Zoetis	864	51	7	263	1,185
Earnings per common share attributable to Zoetis–diluted	1.75	0.10	0.01	0.54	2.40
Certain amounts may reflect rounding adjustments.

(a)
The consolidated statements of income present the three and twelve months ended December 31, 2018 and 2017. Subsidiaries operating outside the United States are included for the three and twelve months ended November 30, 2018 and 2017.

(b)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(c)	Exclusive of amortization of intangible assets, except as discussed in footnote (d) below.

(d)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1), (2) and (3).

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)
Income taxes in Purchase accounting adjustments for 2017 includes a provisional tax benefit of $17 million related to the remeasurement of the company’s deferred taxes due to the reduction in the U.S. federal corporate tax rate as provided by the U.S. Tax Cuts and Jobs Act enacted on December 22, 2017.

(2)	Acquisition-related costs include the following:

	Fourth Quarter		Full Year
	2018	2017	2018	2017
Transaction costs(a)	$—	$—	$21	$—
Integration costs(b)	11	2	21	6
Restructuring charges(c)	11	—	21	4
Total acquisition-related costs—pre-tax	22	2	63	10
Income taxes(d)	4	—	13	3
Total acquisition-related costs—net of tax	$18	$2	$50	$7
Certain amounts may reflect rounding adjustments.

(a)
Represents external costs directly related to acquiring businesses and primarily includes expenditures for banking, legal, accounting and other similar services. Included in Restructuring charges and certain acquisition-related costs.

(b)
Represents external, incremental costs directly related to integrating acquired businesses and primarily includes expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.

(c)
Represents employee termination costs related to the 2018 acquisition of Abaxis and the 2017 acquisition of an Irish biologic therapeutics company. Included in Restructuring charges and certain acquisition-related costs.

(d)
Included in Provision for taxes on income. Represents the tax effect of the associated pre-tax acquisition-related amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate. For the twelve months ended December 31, 2018, also includes a tax charge related to the non-deductibility of certain costs associated with the 2018 acquisition of Abaxis.

(3) Certain significant items include the following:

	Fourth Quarter		Full Year
	2018	2017	2018	2017
Operational efficiency initiative(a)	$(1)	$1	$(1)	$5
Supply network strategy(a)	2	8	10	15
Other restructuring charges and cost-reduction/productivity initiatives(b)	(4)	4	7	4
Net gain on sale of assets(c)	(42)	—	(42)	—
Stand-up costs(d)	—	3	—	3
Other(e)	—	(1)	(17)	(2)
Total certain significant items—pre-tax	(45)	15	(43)	25
Income taxes(f)	(13)	(242)	29	(238)
Total certain significant items—net of tax	$(32)	$257	$(72)	$263
Certain amounts may reflect rounding adjustments.

(a)
Represents consulting fees and product transfer costs, adjustments to inventory reserves and accelerated depreciation included in Cost of sales, consulting fees included in Selling, general and administrative expenses, employee termination costs and exit costs included in Restructuring charges and certain acquisition-related costs, and net (gains)/losses on sales of certain manufacturing sites and products included in Other (income)/deductions—net, related to cost-reduction and productivity initiatives.

(b)
Represents employee termination costs/(reversals) in Europe as a result of initiatives to better align our organizational structure, included in Restructuring charges and certain acquisition-related costs.

(c)	Represents a net gain related to the divestiture of certain agribusiness products within our International segment, included in Other (income)/deductions—net.

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(d)
Represents certain nonrecurring costs related to becoming an independent public company, such as the creation of standalone systems and infrastructure, site separation, new branding (including changes to the manufacturing process for required new packaging), and certain legal registration and patent assignment costs, included in Cost of sales.

(e)	For 2018, primarily represents a net gain related to the relocation of a manufacturing site in China, included in Other (income)/deductions—net.
For 2017, primarily represents costs associated with changes to our operating model in Cost of sales and Selling, general and administrative expenses, and income related to an insurance recovery from commercial settlements in Mexico recorded in 2014 and 2016, included in Other (income)/deductions—net.

(f)
Included in Provision for taxes on income. Represents the tax effect of the associated pre-tax certain significant items amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

For 2018, also includes (i) a net tax benefit of $45 million related to a measurement period adjustment to the one-time mandatory deemed repatriation tax on the company's undistributed non-U.S. earnings, pursuant to the Tax Cuts and Jobs Act enacted on December 22, 2017, and (ii) a tax charge of approximately $17 million related to the disposal of certain assets.
For 2017, also includes (i) a provisional net tax charge of $229 million related to the impact of the Tax Cuts and Jobs Act enacted on December 22, 2017, including a one-time mandatory deemed repatriation tax on the company’s undistributed non-U.S. earnings, partially offset by a tax benefit related to the remeasurement of the company’s deferred tax assets and liabilities, as of the date of enactment, due to the reduction in the U.S. federal corporate tax rate, (ii) a net tax charge of approximately $3 million as a result of the implementation of certain operational changes, and (iii) a tax charge of approximately $2 million related to the disposal of certain assets.

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ZOETIS INC.
ADJUSTED SELECTED COSTS AND EXPENSES(a)
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2018	2017	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$526	$454	16%	1%	15%
As a percent of revenue	33.6%	31.1%	NA	NA	NA
Adjusted SG&A expenses	$401	$359	12%	(3)%	15%
Adjusted R&D expenses	124	110	13%	(1)%	14%
Adjusted net income attributable to Zoetis	382	341	12%	(9)%	21%

	Full Year		% Change
	2018	2017	Total	Foreign Exchange	Operational(b)
Adjusted cost of sales	$1,876	$1,761	7%	2%	5%
As a percent of revenue	32.2%	33.2%	NA	NA	NA
Adjusted SG&A expenses	$1,450	$1,325	9%	—%	9%
Adjusted R&D expenses	430	380	13%	—%	13%
Adjusted net income attributable to Zoetis	1,525	1,185	29%	(2)%	31%

Certain amounts and percentages may reflect rounding adjustments.

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income attributable to Zoetis are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. Reconciliations of certain reported to adjusted information for the three and twelve months ended December 31, 2018 and 2017 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. For the corresponding GAAP line items, see Consolidated Statements of Income and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

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ZOETIS INC.
2019 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2019
Revenue	$6,175 to $6,300
Operational growth(a)	7.5% to 9.5%
Organic operational growth(b)	4.5% to 6.5%
Adjusted cost of sales as a percentage of revenue(c)	31% to 32%
Adjusted SG&A expenses(c)	$1,470 to $1,520
Adjusted R&D expenses(c)	$445 to $465
Adjusted interest expense and other (income)/deductions(c)	Approximately $220
Effective tax rate on adjusted income(c)	20% to 21%
Adjusted diluted EPS(c)	$3.42 to $3.52
Adjusted net income(c)	$1,650 to $1,700
Operational growth(a)(d)	8% to 11%
Certain significant items and acquisition-related costs(e)	$90 to $120

The guidance reflects foreign exchange rates as of late January 2019.
Reconciliations of 2019 reported guidance to 2019 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items and acquisition-related costs(e)	Purchase accounting	Adjusted(b)

Cost of sales as a percentage of revenue	32.5% - 33.5%	~ (1.0%)	~ (0.5%)	31% - 32%
SG&A expenses	$1,545 to $1,595		($75)	$1,470 to $1,520
R&D expenses	$447 to $467		($2)	$445 to $465
Interest expense and other (income)/deductions	~ $220			~ $220
Effective tax rate	20% to 21%			20% to 21%
Diluted EPS	$2.83 to $2.99	$0.15 to $0.22	$0.37	$3.42 to $3.52
Net income attributable to Zoetis	$1,365 to $1,445	$75 to $105	~ $180	$1,650 to $1,700

(a)	Operational growth (a non-GAAP financial measure) excludes the impact of foreign exchange.

(b)	Organic operational growth (a non-GAAP financial measure) excludes the impact of the acquisition of Abaxis as well as foreign exchange.

(c)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted interest expense and other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(d)
We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational growth to the most directly comparable GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

(e)	Primarily includes certain nonrecurring costs related to the acquisition of Abaxis and other charges.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2018	2017	Total	Foreign Exchange	Operational(b)
Revenue:
Livestock	$872	$891	(2)%	(4)%	2%
Companion Animal	664	561	18%	(3)%	21%
Contract Manufacturing & Human Health Diagnostics	28	8	*	*	*
Total Revenue	$1,564	$1,460	7%	(4)%	11%

U.S.
Livestock	$384	$374	3%	—%	3%
Companion Animal	425	338	26%	—%	26%
Total U.S. Revenue	$809	$712	14%	—%	14%

International
Livestock	$488	$517	(6)%	(8)%	2%
Companion Animal	239	223	7%	(7)%	14%
Total International Revenue	$727	$740	(2)%	(7)%	5%

Livestock:
Cattle	$525	$543	(3)%	(4)%	1%
Swine	163	166	(2)%	(5)%	3%
Poultry	127	122	4%	(4)%	8%
Fish	40	39	3%	(5)%	8%
Other	17	21	(19)%	(3)%	(16)%
Total Livestock Revenue	$872	$891	(2)%	(4)%	2%

Companion Animal:
Dogs and Cats	$613	$514	19%	(3)%	22%
Horses	51	47	9%	(3)%	12%
Total Companion Animal Revenue	$664	$561	18%	(3)%	21%

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

13 |

ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	Full Year		% Change
	2018	2017	Total	Foreign Exchange	Operational(b)
Revenue:
Livestock	$3,154	$3,037	4%	—%	4%
Companion Animal	2,613	2,226	17%	—%	17%
Contract Manufacturing & Human Health Diagnostics	58	44	32%	1%	31%
Total Revenue	$5,825	$5,307	10%	—%	10%

U.S.
Livestock	$1,269	$1,244	2%	—%	2%
Companion Animal	1,608	1,376	17%	—%	17%
Total U.S. Revenue	$2,877	$2,620	10%	—%	10%

International
Livestock	$1,885	$1,793	5%	(1)%	6%
Companion Animal	1,005	850	18%	1%	17%
Total International Revenue	$2,890	$2,643	9%	—%	9%

Livestock:
Cattle	$1,754	$1,735	1%	(1)%	2%
Swine	663	621	7%	1%	6%
Poultry	522	479	9%	—%	9%
Fish	132	118	12%	—%	12%
Other	83	84	(1)%	1%	(2)%
Total Livestock Revenue	$3,154	$3,037	4%	—%	4%

Companion Animal:
Dogs and Cats	2,445	2,075	18%	1%	17%
Horses	168	151	11%	1%	10%
Total Companion Animal Revenue	$2,613	$2,226	17%	—%	17%

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational revenue growth (a non-GAAP financial measure) is defined as revenue growth excluding the impact of foreign exchange.

14 |

ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	Fourth Quarter			% Change
	2018		2017	Total	Foreign Exchange	Operational(a)
Total International	$727.2		$739.5	(2)%	(7)%	5%
Australia	36.8		41.5	(11)%	(7)%	(4)%
Brazil	84.6		95.2	(11)%	(19)%	8%
Canada	64.4		61.3	5%	(5)%	10%
China	41.3		37.2	11%	(5)%	16%
France	38.3		36.3	6%	(2)%	8%
Germany	34.9		41.0	(15)%	(2)%	(13)%
Italy	24.5		23.6	4%	(2)%	6%
Japan	34.9		36.6	(5)%	(1)%	(4)%
Mexico	26.2		25.5	3%	(6)%	9%
Spain	26.8		25.5	5%	(3)%	8%
United Kingdom	46.1		44.2	4%	(2)%	6%
Other Developed	95.5		99.4	(4)%	(3)%	(1)%
Other Emerging	172.9		172.2	—%	(11)%	11%

	Full Year			% Change
	2018		2017	Total	Foreign Exchange	Operational(a)
Total International	$2,889.8	2,642,900,000.0	$2,642.9	9%	—%	9%
Australia	188.6		175.6	7%	(2)%	9%
Brazil	294.7		299.8	(2)%	(13)%	11%
Canada	202.8		184.4	10%	1%	9%
China	211.4		174.4	21%	4%	17%
France	129.8		121.0	7%	5%	2%
Germany	146.8		137.2	7%	6%	1%
Italy	104.0		88.8	17%	6%	11%
Japan	149.0		137.8	8%	2%	6%
Mexico	100.0		85.8	17%	—%	17%
Spain	109.9		92.7	19%	7%	12%
United Kingdom	181.2		149.2	21%	5%	16%
Other Developed	361.4		339.4	6%	2%	4%
Other Emerging	710.2		656.8	8%	(3)%	11%
Certain amounts and percentages may reflect rounding adjustments.
(a) Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

15 |

ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	Fourth Quarter		% Change
	2018	2017	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$809	$712	14%	—%	14%
Cost of sales	175	153	14%	—%	14%
Gross profit	634	559	13%	—%	13%
Gross margin	78.4%	78.5%
Operating expenses	128	109	17%	—%	17%
Other (income)/deductions	—	(3)	*	*	*
U.S. Earnings	$506	$453	12%	—%	12%

International:
Revenue	$727	$740	(2)%	(7)%	5%
Cost of sales	240	244	(2)%	(5)%	3%
Gross profit	487	496	(2)%	(9)%	7%
Gross margin	67.0%	67.0%
Operating expenses	148	143	3%	(7)%	10%
Other (income)/deductions	1	—	*	*	*
International Earnings	$338	$353	(4)%	(9)%	5%

Total Reportable Segments	$844	$806	5%	(4)%	9%

Other business activities(c)	(90)	(89)	1%
Reconciling Items:
Corporate(d)	(196)	(188)	4%
Purchase accounting adjustments(e)	(67)	(22)	*
Acquisition-related costs(f)	(22)	(2)	*
Certain significant items(g)	45	(15)	*
Other unallocated(h)	(96)	(60)	60%
Total Earnings(i)	$418	$430	(3)%
* Calculation not meaningful
Certain amounts and percentages may reflect rounding adjustments.

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

(c)
Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business and human health diagnostics business.

(d)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(e)
Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(f)	Acquisition-related costs include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.

(g)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(h)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as procurement costs.

(i)	Defined as income before provision for taxes on income.

16 |

ZOETIS INC.
SEGMENT(a) EARNINGS
(UNAUDITED)
(millions of dollars)

	Full Year		% Change
	2018	2017	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$2,877	$2,620	10%	—%	10%
Cost of sales	606	565	7%	—%	7%
Gross profit	2,271	2,055	11%	—%	11%
Gross margin	78.9%	78.4%
Operating expenses	456	421	8%	—%	8%
Other (income)/deductions	—	(3)	*	*	*
U.S. Earnings	$1,815	$1,637	11%	—%	11%

International:
Revenue	$2,890	$2,643	9%	—%	9%
Cost of sales	929	889	4%	—%	4%
Gross profit	1,961	1,754	12%	—%	12%
Gross margin	67.9%	66.4%
Operating expenses	559	515	9%	—%	9%
Other (income)/deductions	3	(1)	*	*	*
International Earnings	$1,399	$1,240	13%	—%	13%

Total Reportable Segments	$3,214	$2,877	12%	—%	12%

Other business activities(c)	(337)	(313)	8%
Reconciling Items:
Corporate(d)	(666)	(625)	7%
Purchase accounting adjustments(e)	(162)	(88)	84%
Acquisition-related costs(f)	(63)	(10)	*
Certain significant items(g)	43	(25)	*
Other unallocated(h)	(339)	(291)	16%
Total Earnings(i)	$1,690	$1,525	11%
* Calculation not meaningful
Certain amounts and percentages may reflect rounding adjustments.

(a)	For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.

(b)	Operational growth (a non-GAAP financial measure) is defined as growth excluding the impact of foreign exchange.

(c)
Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business and human health diagnostics business.

(d)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(e)
Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.

(f)	Acquisition-related costs include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs.

(g)
Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with the operational efficiency initiative and supply network strategy, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(h)	Includes overhead expenses associated with our manufacturing and supply operations not directly attributable to an operating segment, as well as procurement costs.

(i)	Defined as income before provision for taxes on income.

17 |